Kona Grill

Investor Relations Contact:
Raphael Gross/Don Duffy of ICR
203.682.8200

Kona Grill Reports Nasdaq Deficiency Notice

SCOTTSDALE—(BUSINESS WIRE)—May 21, 2007—Kona Grill, Inc. (Nasdaq: KONA) today announced that it received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market dated May 16, 2007 notifying the Company that as a result of the Board of Directors vacancy created by the resignation of Mark L. Bartholomay as a director on May 16, 2007, the Company does not comply with Nasdaq’s Marketplace Rule 4350, which requires companies to have a majority of independent directors as defined by the Nasdaq rules and requires a company’s audit committee to have at least three independent directors. Consistent with Marketplace Rule 4350(c)(1) and Rule 4350(d)(4), Nasdaq has provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or May 16, 2008. The Company expects that it will be able to fill the vacancy within the cure period. Previously the Company had announced that Mark L. Bartholomay was appointed as Senior Vice President of Development which precipitated his resignation from the Board of Directors and caused this notice from Nasdaq.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Denver, CO; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.